Exhibit 23.1
Consent of Independent Auditors
The Board of Management of NXP B.V.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-151100, 333-145637, 333-125644, 333-110151, 333-76895, 333-71770, 033-57610, 333-29667, 333-09383 and 333-164532) of Trident Microsystems, Inc. of our report dated October 2, 2009 with respect to the combined balance sheets of a portion of NXP’s Home Business Unit (the Product line or the “Company”, as defined in Note 1 to the combined financial statements and Note 1 to the combined interim financial statements), as of December 31, 2008 and 2007, and the related combined statements of operations, combined statements of cash flows and combined changes in business’ equity and comprehensive income, for each of the years in the two-year period ended December 31, 2008, as well as our report dated October 9, 2009 on the combined interim balance sheet as of June 30, 2009, and the combined interim statement of operations, combined interim statement of cash flows and combined interim statement of changes in business’ equity and comprehensive income, for the six-month period then ended, which reports appear in the Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 of Trident Microsystems, Inc.
/s/ KPMG Accountants N.V.
Amstelveen, The Netherlands, April 16, 2010